UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2009

American Wagering, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-20685	88-0344658
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Grier Drive, Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 735-0101

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On November 17, 2009, AWI Gaming, Inc. (“AWI Gaming”), a wholly-owned subsidiary of American Wagering, Inc., entered into an Asset Purchase and Sale Agreement (the “Agreement”) whereby AWI Gaming will sell to 777 Gaming, Inc., a Nevada corporation (“777 Gaming”), certain of AWI Gaming’s assets related to and including the casino, hotel, land and related businesses commonly known as Sturgeon’s Inn & Casino (the “Acquired Assets”).

The purchase price of the Acquired Assets is $2.2 million, subject to adjustment as provided in the Agreement and pursuant to a 45 day due diligence period.  The purchase price is to be paid in cash at closing.  The transaction is subject to customary closing conditions contained in the Agreement, including receipt of all gaming and other regulatory approvals, the certainty and timing of which cannot be predicted.  In addition, the obligation of 777 Gaming to close the transaction is contingent upon receipt of a current  appraisal of the Acquired Assets for a value that is at least equal to  the purchase price, and 777 Gaming’s ability to obtain financing of at least 75% of the appraised value of the Acquired Assets.

The Agreement includes representations, warranties, and covenants customary for a transaction of this nature, as well as indemnification and termination rights in favor of the parties thereto.  The Agreement also includes a covenant that for a period of three years after the closing, the Company will not (i) become engaged in the business of operating a casino, restaurant and/or bar within a 10-mile radius of the Acquired Assets, or (ii) solicit the business of a person who is a customer of 777 Gaming, interfere with any person’s business relationship with 777 Gaming, or interfere with the relationship between 777 Gaming and its employees or independent contractors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WAGERING, INC.
(Registrant)

Date: November 23, 2009
	By:	/s/Melody Sullivan
Melody Sullivan
	Its:	Chief Financial Officer and Treasurer